UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2016

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3001 Griffin Road

Dania Beach, Florida 33312

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 24, 2016, Vapor Corp. (the “Company”) determined that it had insufficient shares of common stock authorized to allow for the exercise of its warrants or stock options, or allow the conversion of preferred stock. The Company will be seeking the approval from its stockholders for an increase in the authorized common stock. Following such approval and the filing of the Certificate of Amendment to the Company’s Certificate of Incorporation, the Company believes it would have sufficient authorized shares of common stock to meet its obligations pursuant to its outstanding convertible securities.

As disclosed previously, the Company closed a registered public offering of 3,761,657 Units (“Units”) pursuant to a prospectus dated July 23, 2015. The Units separated into the Series A Preferred Stock and Series A Warrants as of January 25, 2016. On March 8, 2016, the Company effected a 1:70 reverse stock split and on May 31, 2016, the Company effected a 1:20,000 reverse stock split and any reference herein to a “post-split” basis gives effects to both actions. Each Unit consisted of one-fourth of a share of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 20 Series A Warrants (0.000014 Series A Warrants on a post-split basis). Each Series A Warrant will be exercisable into one share of common stock (0.000001 on a post-split basis) at an exercise price of $1.24 per share ($1,736,000 per share on a post-split basis).

From January 25, 2016 through June 27, 2016, approximately 881,800 shares of Series A Preferred Stock were converted and the Company issued approximately 35.8 million shares of its common stock (26 on a post-split basis) to settle these conversions. In addition, approximately 8,400,000 Series A Warrants (6 on a post-split basis) have been exercised through the cashless exercise provision in the Series A Warrant resulting in the issuance of approximately 4,944,000,000 shares of common stock on a post-split basis. As of the date of this report, there are approximately 58,600 shares of Series A Preferred Stock (approximately 1 share on a post-split basis), with a nominal value, and approximately 66.8 Series A Warrants outstanding (48 on a post-split basis).

As of the date of this report, the Company has no shares of common stock available for future issuances. The Company currently is not permitted to elect to issue common stock in lieu of cash payments to satisfy its obligations pursuant to a cashless exercise of the Series A Warrants. If all of the outstanding Series A Warrants were fully exercised as of the date of this report, the amounts payable to the holders of the Series A Warrants would be approximately $72.3 million, using a Black Scholes Value of $1.0819 per Series A Warrant ($1,514,637 per Series A Warrant on a post-split basis). The approximately 723 billion shares (on a post-split basis) issuable upon full exercise of the Company’s 66.8 million outstanding Series A Warrants (48 Series A Warrants on a post-split basis) is calculated (1) using a Black Scholes Value of $1.0819 per share ($1,514,637 per share on a post-split basis) and a closing stock price of $0.0001 per share and (2) assuming the Company delivers only common stock upon exercise of the Series A Warrants and not cash payments as permitted under the terms of the Series A Warrants.

The information in this Item 7.01 furnished herewith is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: June 30, 2016	By:	/s/ Jeffrey E. Holman
Jeffrey E. Holman
Chief Executive Officer